Exhibit 99.1

Trump Media & Technology Group Announces Partnership with Rumble Inc.

PALM BEACH, Fla., Dec. 14, 2021 (GLOBE NEWSWIRE) — Trump Media & Technology Group (‘TMTG’), today announced that it has entered into a wide-ranging technology and cloud services agreement with Rumble Inc. (‘Rumble’). As part of the partnership, Rumble will deliver video and streaming for TRUTH Social. TMTG and Rumble are also in exclusive negotiations for Rumble to provide infrastructure and video delivery services for TMTG’s Subscription Video On-Demand product, TMTG+.

President Donald J. Trump, Chairman of TMTG, commented, “As part of our mission, TMTG continues to align with service providers who do not discriminate against political ideology. Therefore, I have selected the Rumble Cloud to serve as a critical backbone for TMTG infrastructure. TMTG has already launched Truth Social on the Rumble Cloud for invited guests only, and the initial Beta launch has been excellent. America is ready for TRUTH Social, and the end to cancel culture.”

Chris Pavlovski, the Founder and Chief Executive Officer of Rumble, said, “Rumble is excited to provide technology and cloud services to TMTG. We continue to build the infrastructure to deliver a free, open, and neutral internet. Rumble was designed to be immune to cancel culture, and we are at the forefront of a movement that believes everyone benefits from access to a neutral platform that hosts diverse ideas and opinions.”

Rumble is a high-growth neutral video distribution platform. Rumble has created rails and independent infrastructure that are designed to be immune to cancel culture. Rumble’s mission is to restore the internet to its roots by protecting a free and open internet. Rumble recently announced the execution of a definitive business combination agreement with CFVI (CF Acquisition Corp. VI). See the announcement here: https://corp.rumble.com

Trump Media & Technology Group Corp.

Trump Media & Technology Group (TMTG) is a social media/technology company. TruthSocial, TMTG’s upcoming social media platform, will provide an outlet that encourages open global conversation without discrimination against political ideology. TMTG+, the company’s subscription-based video streaming service, is expected to include access to non-woke entertainment, news, documentaries, and more. To learn more, visit www.tmtgcorp.com.

Investor Relations Contact:

MZ Group – North America

tmtgir@mzgroup.us

Media Contact:

press@tmtgcorp.com